Exhibit 99.1

Media Contact: Nicole Arena Double Forte 415.848.8103 narena@double-forte.com	Investor Contact: Seanna Allen Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS FIRST QUARTER 2010 RESULTS

EMERYVILLE, Calif. – May 4, 2010 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its first quarter results for the fiscal quarter ended April 4, 2010, which included 13 weeks.

In this release, the company:

•	Reports net revenue growth for the quarter of 13%

•	Reports non-GAAP diluted earnings per share of $0.26 and GAAP diluted earnings per share of $0.22

•
Confirms 2010 non-GAAP diluted earnings per share guidance of $1.27 to $1.30, excluding legal and related expenses the company incurs to comply with a subpoena it received from the Federal Trade Commission in connection with its anti-trust review of the proposed Green Mountain Coffee Roasters acquisition of Diedrich Coffee.

Financial Highlights

	First Quarter		%
	2010	2009	Change
Net revenue, as reported	$81,196	$72,104	13%

Net income per diluted share, as reported	$0.22	$0.23	-4%
Non-GAAP diluted net income per share,
excluding unusual items	$0.26	$0.23	13%

For the 13 weeks ended April 4, 2010, net revenue increased 13% to $81.2 million from $72.1 million for the corresponding period of fiscal 2009.

Net income for the 13 weeks ended April 4, 2010, was $3.1 million which was equal to the net income for the corresponding 13-week period of fiscal 2009. Diluted earnings per share were $0.22 for the 13-week period of fiscal 2010 compared to $0.23 per share for the corresponding period of fiscal 2009. Net income for the quarter includes pre-tax expense of $0.8 million of legal and related expenses the company incurred to comply with a subpoena it received from the Federal Trade Commission in connection with its anti-trust review of the proposed Green Mountain Coffee Roasters acquisition of Diedrich Coffee.  Excluding this unusual item, non-GAAP diluted earnings per share would have been $0.26.

“Overall, we’re off to a good start in the first quarter driven by strong grocery growth and improving retail sales trends,” said Patrick O’Dea, president and CEO of Peet's Coffee & Tea. “Sales were a bit stronger than expected across all channels, particularly grocery where we grew 39%, and our key growth initiatives are on track.”

Consolidated Financial and Operating Summary

Retail net revenue increased 4% to $50.1 million for the 13 weeks ended April 4, 2010, from $48.0 million for the corresponding period of fiscal 2009. The increase was primarily attributable to growth in existing stores.  The company ended the quarter with 193 stores versus 190 stores at the end of the first quarter in 2009.

Specialty net revenue increased 29% to $31.1 million for the 13 weeks ended April 4, 2010 compared to $24.1 million for the corresponding period of fiscal 2009. Within specialty sales, the grocery business continues to grow the most rapidly, up 39% over last year; the foodservice and office business grew 27%; and home delivery sales were down 1%.

Cost of sales and related occupancy expenses were 46.2% of total net revenue, compared to 45.2% for the corresponding period last year.  The increase resulted from a mix shift towards the specialty channels which have a higher cost of sales, and, secondarily, higher milk costs in retail.

Operating expenses as a percentage of net revenue decreased to 34.3% from 34.9% for the corresponding period last year due to a favorable mix shift to the specialty business and lower operating expenses in specialty driven by sales leverage of the direct-store-delivery selling system, partially offset by higher retail costs in maintenance and healthcare benefits.

In the quarter the company incurred $0.8 million in legal and related fees to comply with a subpoena the company received from the Federal Trade Commission in connection with its anti-trust review of the proposed Green Mountain Coffee Roasters acquisition of Diedrich Coffee.

General and administrative expenses as a percentage of net revenue decreased to 7.8% of net sales compared to 8.2% for the corresponding period last year. General and administrative expenses increased to $6.3 million, compared to $5.9 million for the corresponding period last year primarily due to higher payroll related costs and legal expenses.

Depreciation and amortization expenses as a percentage of net revenue decreased to 4.8% of net sales compared to 5.0% for the corresponding period last year. Depreciation and amortization expenses increased to $3.9 million, compared to $3.6 million for the corresponding period last year primarily due to depreciation from our new Enterprise Resource Planning (ERP) system.

The company ended the first quarter of 2010 with cash and cash equivalents plus investments of $55.8 million, compared to $47.9 million at year end 2009.

Fiscal 2010 Full Year Outlook

Looking ahead, the company reaffirmed its full year fiscal 2010 targets:

•	The company is targeting total net revenue growth of approximately 8% to 12%, excluding the impact of the 53rd week in fiscal 2009, resulting in 2010 net revenue of approximately $330 to $340 million

•
The company is targeting non-GAAP diluted earnings per share of $1.27 to $1.30 for fiscal 2010, which represents diluted earnings per share growth of 22% to 25% off of non-GAAP comparable 52-week earnings per share of $1.04 in 2009.  This earnings forecast excludes legal and related expenses the company incurs to comply with the subpoena it received from the Federal Trade Commission in connection with its anti-trust review of the proposed Green Mountain Coffee Roasters acquisition of Diedrich.

Peet’s Coffee & Tea, Inc. Q1 2010 Conference Call

Peet’s will report its first quarter 2010 earnings via conference call on Tuesday, May 4, 2010. The teleconference call will begin at 2:00 p.m. PT/5:00 p.m. ET, which can be accessed by calling 1-866-748-8653.  The call will be simultaneously webcast on Peet’s Web site at www.peets.com.

A replay of the teleconference will be available from 5:00 p.m. PT/8:00 p.m. ET on May 4, 2010 through 8:59 p.m. PT/11:59 p.m. ET on May 11, 2010, at 1-800-642-1687 or 1-706-645-9291, using access code 68051276. It will also be archived at http://investor.peets.com/medialist.cfm through May 4, 2011, at 8:59 p.m. PT/11:59 ET.

ABOUT PEET’S COFFEE & TEA, INC.

Peet's Coffee & Tea, Inc., (PEET), is the premier specialty coffee and tea company in the United States.  The company was founded in 1966 in Berkeley, California by Alfred Peet. Peet was an early tea authority who later became widely recognized as the grandfather of specialty coffee in the U.S. Today, Peet’s Coffee & Tea offers superior quality coffees and teas in multiple forms, by sourcing the best quality coffee beans and tea leaves in the world, adhering to strict high quality and taste standards, and controlling product quality though its unique direct store delivery selling and merchandising system.  Peet's is committed to strategically growing its business through many channels while maintaining the extraordinary quality of its coffees and teas. For more information about Peet's Coffee & Tea, Inc. visit www.peets.com.

###

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to 2010 forecasted net revenue and earnings per diluted share. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management, including financial and operational information, the company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, general economic conditions, including the recent recession and its ongoing negative impact on consumer spending, the company’s ability to manage its expense relating to the inquiry by the Federal Trade Commission into the proposed acquisition of Diedrich by Green Mountain Coffee Roasters; the company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; complaints or claims by current, former or prospective employees or government agencies or other litigation; and competition in its market as well as other risk factors as described more fully in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 3, 2010.  These factors may not be exhaustive.  The company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	April 4,	January 3,
	2010	2010

ASSETS

Current assets
Cash and cash equivalents	$55,824	$47,934
Accounts receivable, net	12,539	15,209
Inventories	24,239	25,936
Deferred income taxes - current	3,592	3,592
Prepaid expenses and other	6,481	5,863
Total current assets	102,675	98,534

Property, plant and equipment, net	101,623	103,494
Other assets, net	2,176	2,775

Total assets	$206,474	$204,803

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$11,840	$13,669
Accrued compensation and benefits	6,601	10,832
Deferred revenue	5,513	6,845
Total current liabilities	23,954	31,346

Deferred income taxes - non current	316	321
Deferred lease credits	7,070	7,059
Other long-term liabilities	1,135	1,021
Total liabilities	32,475	39,747

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,309,000 and 13,104,000 shares	97,946	92,054
Retained earnings	76,053	73,002

Total shareholders' equity	173,999	165,056

Total liabilities and shareholders' equity	$206,474	$204,803

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Thirteen weeks ended
	April 4,	March 29,
	2010	2009

Retail stores	$50,071	$47,982
Specialty sales	31,125	24,122
Net revenue	81,196	72,104

Cost of sales and related occupancy expenses	37,539	32,568
Operating expenses	27,837	25,171
Transaction related expenses	824	-
General and administrative expenses	6,302	5,938
Depreciation and amortization expenses	3,877	3,607
Total costs and expenses from operations	76,379	67,284

Income from operations	4,817	4,820

Interest (expense) income, net	(1)	78

Income before income taxes	4,816	4,898

Income tax provision	1,765	1,845

Net income	$3,051	$3,053

Net income per share:
Basic	$0.23	$0.23
Diluted	$0.22	$0.23

Shares used in calculation of net income per share:
Basic	13,188	13,039
Diluted	13,809	13,241

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirteen weeks ended
	April 4,	March 29,
	2010	2009

Cash flows from operating activities:
Net income	$3,051	$3,053
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,422	4,141
Amortization of interest purchased	-	27
Stock-based compensation	742	643
Excess tax benefit from exercise of stock options	(1,113)	(28)
Tax benefit from exercise of stock options	946	17
Loss on disposition of assets and asset impairment	31	7
Deferred income taxes	(5)	(9)
Changes in other assets and liabilities:
Accounts receivable, net	2,670	1,809
Inventories	1,697	3,552
Prepaid expenses and other current assets	(618)	1,694
Other assets	29	177
Accounts payable, accrued liabilities and deferred revenue	(7,354)	(3,235)
Deferred lease credits and other long-term liabilities	125	453
Net cash provided by operating activities	4,623	12,301

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,623)	(3,787)
Proceeds from sales of property, plant and equipment	13	-
Changes in restricted investments	560	884
Proceeds from sales and maturities of marketable securities	-	3,972
Net cash (used in) provided by investing activities	(2,050)	1,069

Cash flows from financing activities:
Net proceeds from issuance of common stock	4,732	450
Purchase of common stock	(528)	(6,564)
Excess tax benefit from exercise of stock options	1,113	28
Net cash provided by (used in) financing activities	5,317	(6,086)

Increase in cash and cash equivalents	7,890	7,284
Cash and cash equivalents, beginning of year	47,934	4,719

Cash and cash equivalents, end of year	$55,824	$12,003

Non-cash investing activities:
Capital expenditures incurred, but not yet paid	$118	$1,548
Other cash flow information:
Cash paid for income taxes	91	21

SEGMENT REPORTING
(Dollars in thousands)

	Retail		Specialty		Unallocated	Total
		Percent		Percent			Percent
		of Net		of Net			of Net
	Amount	Revenue	Amount	Revenue		Amount	Revenue

For the thirteen weeks ended April 4, 2010
Net revenue	$50,071	100.0%	$31,125	100.0%		$81,196	100.0%
Cost of sales and occupancy	21,654	43.2%	15,885	51.0%		37,539	46.2%
Operating expenses	21,130	42.2%	6,707	21.5%		27,837	34.3%
Depreciation and amortization	2,749	5.5%	432	1.4%	$696	3,877	4.8%
Segment operating income	4,538	9.1%	8,101	26.0%	(7,822)	4,817	5.9%

For the thirteen weeks ended March 29, 2009
Net revenue	$47,982	100.0%	$24,122	100.0%		$72,104	100.0%
Cost of sales and occupancy	20,525	42.8%	12,043	49.9%		32,568	45.2%
Operating expenses	19,756	41.2%	5,415	22.4%		25,171	34.9%
Depreciation and amortization	2,762	5.8%	427	1.8%	$418	3,607	5.0%
Segment operating income	4,939	10.3%	6,237	25.9%	(6,356)	4,820	6.7%

NON-GAAP FINANCIAL INFORMATION

The following reconciliation and non-GAAP financial information are provided to assist the reader with understanding the financial impact of the previously discussed unusual items and the extra week during the year. Management believes this information is relevant because the nature and magnitude of the charges do not reflect our on-going operating performance.

Reconciliation of Non-GAAP Financial Information to Net Income
(Unaudited, in thousands, except per share data)

	Thirteen	Thirteen
	weeks ended	weeks ended
	April 4,	March 29,
	2010	2009
Net Income
Net income, as reported	$3,051	$3,053
Transaction related expenses, net of tax	522
Non-GAAP net income	$3,573	$3,053

Diluted Net Income Per Share
Net income per diluted share, as reported	$0.22	$0.23
Transaction related expenses	0.04
Non-GAAP diluted net income per share	$0.26	$0.23

Non-GAAP Financial Information
(Unaudited, in thousands, except per share data)

	Quarter ended April 4, 2010
		Transaction
	As	related	Non-GAAP
	Reported	expenses	Adjusted

Retail stores	$50,071		$50,071
Specialty sales	31,125		31,125
Net revenue	81,196		81,196
Cost of sales and related
occupancy expenses	37,539		37,539
Operating expenses	27,837		27,837
Transaction related expenses	824	$(824)	-
General and administrative	6,302		6,302
Depreciation and amortization	3,877		3,877
Total costs and expenses	76,379	(824)	75,555
Income from operations	4,817	824	5,641
Interest expense, net	(1)		(1)
Income before income taxes	4,816	824	5,640
Income tax provision	1,765	302	2,067
Net income	$3,051	$522	$3,573
Net income per diluted share	$0.22	$0.04	$0.26